As filed with the Securities and Exchange Commission on November 3, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1743282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1735 Market Street - Suite LL

Philadelphia, Pennsylvania 19103-7583

(Address of Principal Executive Offices) (Zip Code)

SUNOCO, INC. CAPITAL ACCUMULATION PLAN

(Full title of the plan)

Joseph P. Krott, Comptroller

1735 Market Street - Suite LL

Philadelphia, Pennsylvania 19103-7583

(Name and address of agent for service)

(215) 977-3000

(Telephone number, including area code, of agent for service)

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, $1.00 par value per share	5,000,000	66.03	330,150,000	$35,327

(1)	Represents an additional five million (5,000,000) shares of Sunoco, Inc. common stock (the “Common Stock”), reserved for future issuance pursuant to the Sunoco, Inc. Capital Accumulation Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plan, to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on November 1, 2006 as reported on the New York Stock Exchange.

EXPLANATORY NOTE: REGISTRATION OF ADDITIONAL SECURITIES

This registration statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering:

(1)	an additional five million (5,000,000) shares of the common stock, par value $1.00 per share (the “Common Stock”) of Sunoco, Inc. (the “Registrant”) that may be offered and sold under the Sunoco, Inc. Capital Accumulation Plan (the “Plan”); and

(2)	an indeterminate amount of interests to be offered or sold pursuant to the Plan.

The Registrant’s board of directors approved the addition of these shares to the Plan at a meeting on November 2, 2006. The contents of the Registrant’s previously filed registration statement on Form S-8 (Registration No. 2-80885) filed with the Securities and Exchange Commission (the “Commission”) on December 14, 1982 relating to the Plan, is hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I, which also relate to the shares previously registered under the registration statement on Form S-8 (Registration No. 2-80885) filed with the Commission on December 14, 1982, and remaining available for issuance under the Plan, have been, or will be, sent or given to Plan participants, as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents (not required to be filed with the Commission as a part of, or an exhibit to, this registration statement), when taken together with the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission (Commission file number 1-6841) by the Registrant are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 3, 2006;

(b)	the Annual Report on Form 11-K for the Plan, for the fiscal year ended December 31, 2005, filed with the Commission on June 23, 2006;

(c)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006, filed with the Commission on May 4, 2006, August 3, 2006 and November 2, 2006, respectively;

(d)	the Registrant’s Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the Commission on:

(1)	February 8, 2006;

(2)	March 2, 2006;

(3)	March 3, 2006;

(4)	July 6, 2006; and

(5)	September 8, 2006;

(e)	the description of the Registrant’s Common Stock, contained in the Registrant’s registration statement on Form 8-B, filed with the Commission on January 14, 1972, under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed with the Commission for the purpose of updating such description.

(f)	the description of the rights to purchase the Registrant’s Common Stock, contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on February 2, 1996, under the Securities Exchange Act of 1934, including any amendment or report filed with the Commission for the purpose of updating such description.

All annual reports of the Plan subsequently filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

Ballard Spahr Andrews & Ingersoll LLP has passed upon the legality of the shares of the Registrant’s Common Stock being registered pursuant to this registration statement. Certain of the attorneys at Ballard Spahr Andrews & Ingersoll LLP beneficially own shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law variously empowers or requires Sunoco, Inc. under specified circumstances, to indemnify officers, directors and other persons against expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person is a party or is threatened to be made a party.

Article VII of Sunoco’s Bylaws provides as follows:

“Article VII: Indemnification

General

Section 1. The Corporation shall pay on behalf of any individual who is or was a Director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as Director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation or partnership, joint venture, sole proprietorship, trust or other enterprise, or who is or was serving as a fiduciary with respect to any employee benefit plan as a result of his employment by, or service as a Director of, the Corporation (“Indemnified Person”) all expenses, including attorneys’ fees and disbursements, incurred by such person in the defense or settlement of any civil, criminal, administrative or arbitrative proceeding pending, threatened or completed against such person by reason of his being or having been such Indemnified Person, and shall indemnify such person against amounts paid or incurred by him in satisfaction of settlements, judgments, fines, and penalties in connection with any such proceeding, including any proceeding by or in the right of the Corporation, except where such indemnification is expressly prohibited by applicable law or where the acts or failures to act of the Indemnified Person constitute willful misconduct, self-dealing or recklessness. For purposes hereof, and with respect to claims which arise from events occurring after March 7, 2002, no person who is serving as an officer, employee or agent of any subsidiary of the Corporation which is a general partner of a limited partnership which has partnership interests which are publicly traded, or of any subsidiary of such a general partner, shall be an Indemnified Person and any such person shall not be deemed as serving at the request of the Corporation, unless by resolution of the Board of Directors of the Corporation such person is specifically designated as an Indemnified Person who is serving at the request of the Corporation. The foregoing right to payment and to indemnification shall not be exclusive of other rights to which such person may be entitled as a matter of law or otherwise.

Agreements for Indemnification and Funding

Section 2. The Corporation is authorized, but not required, to enter into agreements for indemnification with any Indemnified Person, however, failure to enter into such agreements shall not in any way limit the rights of such Indemnified Persons hereunder. The Corporation may, in addition to the foregoing, create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

Expenses

Section 3. Expenses incurred by an Indemnified Person in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

Disputes

Section 4. Any dispute related to the right to indemnification of or advancement of expenses to Indemnified Persons as provided under this Article, except with respect to indemnification for liabilities arising under the Securities Act of 1933 which the Corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association.”

Item 8. Exhibits.

Exhibit No.	Description
4.1	Articles of Incorporation of Sunoco, Inc., as amended and restated effective as of March 1, 2006 (incorporated by reference to Exhibit 3.(i) of the Registrant’s 2005 Form 10-K filed March 3, 2006, File No. 1-6841)

4.2	Sunoco, Inc. Bylaws, as amended and restated effective as of March 7, 2002 (incorporated by reference to Exhibit 3.(ii) of the Registrant’s 2001 Form 10-K filed March 7, 2002, File No. 1-6841)

5.1	Opinion of Ballard Spahr Andrews & Ingersoll LLC

23.1	Consent of Ballard Spahr Andrews & Ingersoll LLC (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page to this registration statement)

The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify such Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(3)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, as of the 2nd day of November, 2006.

SUNOCO, INC.

By:	/s/ JOSEPH P. KROTT
Joseph P. Krott
Comptroller

POWER OF ATTORNEY

Each person whose signature appears below appoints Thomas W. Hofmann and Joseph P. Krott, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated, as of this 2nd day of November, 2006.

/s/ ROBERT J. DARNALL	/s/ JOHN P. JONES, III
Robert J. Darnall, Director	John P. Jones, III, Director

/s/ JOHN G. DROSDICK	/s/ JAMES G. KAISER
John G. Drosdick, Chairman,	James G. Kaiser, Director
Chief Executive Officer,
President and Director	/s/ JOSEPH P. KROTT
(Principal Executive Officer)	Joseph P. Krott, Comptroller
(Principal Accounting Officer)
/s/ URSULA O. FAIRBAIRN
Ursula O. Fairbairn, Director	/s/ R. ANDERSON PEW
R. Anderson Pew, Director
/s/ THOMAS P. GERRITY
Thomas P. Gerrity, Director	/s/ G. JACKSON RATCLIFFE
G. Jackson Ratcliffe, Director
/s/ ROSEMARIE B. GRECO
Rosemarie B. Greco, Director	/s/ JOHN W. ROWE
John W. Rowe, Director
/s/ THOMAS W. HOFMANN
Thomas W. Hofmann, Senior Vice	/s/ JOHN K. WULFF
President and Chief Financial Officer	John K. Wulff, Director
(Principal Financial Officer)

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees or other persons who administer the Plan have duly caused this registration statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, as of the 2nd day of November, 2006.

SUNOCO, INC. CAPITAL ACCUMULATION PLAN

By:	/s/ ROLF D. NAKU
Rolf D. Naku
Senior Vice President, Human Resources and Public Affairs

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation of Sunoco, Inc., as amended and restated effective as of March 1, 2006 (incorporated by reference to Exhibit 3.(i) of the Registrant’s 2005 Form 10-K filed March 3, 2006, File No. 1-6841)

4.2	Sunoco, Inc. Bylaws, as amended and restated effective as of March 7, 2002 (incorporated by reference to Exhibit 3.(ii) of the Registrant’s 2001 Form 10-K filed March 7, 2002, File No. 1-6841)

5.1	Opinion of Ballard Spahr Andrews & Ingersoll LLC

23.1	Consent of Ballard Spahr Andrews & Ingersoll LLC (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page to this registration statement)